SCHEDULE 14A
                        (Rule 14a-101)
            INFORMATION REQUIRED IN PROXY STATEMENT
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                          DESIGNS, INC.
           (Name of Registrant as Specified in its Charter)


                     JEWELCOR MANAGEMENT, INC.
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


     Payment of filing fee (Check the appropriate box):

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FOR IMMEDIATE RELEASE
Contact:    James R. Verano    (570) 822-6277, ext. 15


      JMI HOPES DESIGNS, INC.'S ANNUAL MEETING OF STOCKHOLDERS
                    WILL PROCEED AS SCHEDULED


Wilkes-Barre, Pennsylvania, September 23, 1999.....Jewelcor Management, Inc.
("JMI"), a 9.9% shareholder of Designs, Inc. (NASDAQ: DESI), stated today that it is looking forward to Designs' Annual Meeting of Stockholders on October 4, 1999 and hopes that the Annual Meeting will proceed as scheduled.

 James R. Verano, CFO of JMI, said, "Unfortunately, Designs failed to schedule an Annual Meeting on a timely basis prior to its anniversary date in June, 1999 and JMI was forced to advise the Company that it would initiate legal action to compel a meeting in accordance with Delaware law if an Annual Meeting was not scheduled immediately".

 In response to JMI's demands, the Board of Directors originally scheduled the meeting for September 13. However, the Company subsequently rescheduled the Annual Meeting twice without stating any basis for their actions. In JMI's view, these unnecessary delays deprived shareholders of their rights to be heard and caused Designs and JMI to waste precious time and substantial sums of money.

 Verano stated, "I sincerely hope that the officers and directors of the Company will act responsibly and finally allow the Annual Meeting to proceed as scheduled on October 4 without any further delays or the filing of frivolous lawsuits. Any such actions could cause the Company to waste valuable time and unnecessarily incur millions of dollars in expenses, which it can ill afford. Unfortunately, these types of tactics have sometimes been used by entrenched managements seeking to perpetuate their positions.

 "JMI believes that current management has placed our Company in dire financial circumstances, and it is time to let the shareholders speak and decide who should manage our Company in the future. I sincerely hope that the Board of Directors will act honorably and take the high road and not resort to desperate tactics."